UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2004 (December 15, 2004)

PERICOM SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-27026	77-0254621
(Commission File Number)	(I.R.S. employer identification No.)

3545 North First Street

San Jose, California 95134

(Address of Principal Executive Office, Including Zip Code)

(408) 435-0800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Entry Into a Material Definitive Agreement.

On December 15, 2004, our shareholders approved the Pericom Semiconductor Corporation 2004 Stock Incentive Plan (the “2004 Plan”), pursuant to a proposal which was submitted to our shareholders for approval at our 2004 Annual Meeting of Shareholders.

Key terms of the 2004 Plan are as follows:

A total of 2,250,000 shares of our common stock will be initially reserved for issuance under the 2004 Plan, subject to adjustment in the event of a stock split, stock dividend, or other similar change in our common stock or capital structure.

The maximum aggregate number of shares which may be issued pursuant to awards (other than stock appreciation rights and options) is 675,000 shares. The remaining 1,575,000 shares may only be issued pursuant to stock appreciation rights and options. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 250,000 shares which shall not count against the limit set forth in the previous sentence. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 500,000 shares.

The 2004 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as “awards”). Stock options granted under the 2004 Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, as amended, or nonqualified stock options.

Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2004 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the administrator of the 2004 Plan may determine from time to time.

The 2004 Plan will be administered by our compensation committee.

The 2004 Plan authorizes the administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of us). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of our common stock on the date of grant. In the case of all other awards granted under the 2004 Plan, the exercise or purchase price shall be determined by the administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

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The 2004 Plan provides that (i) any reduction of the exercise price of any option awarded under the 2004 Plan shall be subject to shareholder approval and (ii) canceling any option awarded under the 2004 Plan at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award shall be subject to shareholder approval.

Additional information regarding the 2004 Plan can be found on pages 8 through 14 of our proxy statement filed on Schedule 14A with the Securities and Exchange Commission on October 22, 2004.

Modification of Material Agreement.

In addition, in connection with the approval of our 2004 Plan, our 2001 Stock Incentive Plan (the “2001 Plan”) was amended and restated, pursuant to resolutions approved by our Board of Directors, to provide that (i) any reduction of the exercise price of any option awarded under the 2001 Plan shall be subject to shareholder approval, (ii) canceling any option awarded under the 2001 Plan at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award shall be subject to shareholder approval, (iii) the exercise price of any non-qualified stock option shall be not less than 100% of the fair market value of our common stock on the date of grant and (iv) the base appreciation amount of any stock appreciation right shall be not less than 100% of the fair market value of our common stock on the date of grant. These amendments to the 2001 Plan were effective upon shareholders approval of the Company’s 2004 Plan, which approval occurred on December 15, 2004.

Item 1.02. Termination of a Material Definitive Agreement

In connection with the adoption of the Company’s 2004 Stock Incentive plan, the Company’s Board of Directors has terminated the Company’s 1995 Stock Option Plan. Such termination was effective upon shareholder approval of the Company’s 2004 Stock Incentive Plan, which approval occurred on December 15, 2004.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	2004 Stock Incentive Plan, filed as Appendix B to the Company’s proxy statement for its 2004 annual meeting, filed on October 22, 2004, and incorporated herein by reference.

10.2	Amended and Restated 2001 Stock Incentive Plan and form of agreement thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERICOM SEMICONDUCTOR CORPORATION
(Registrant)

Date: December 21, 2004	By:	/s/ MICHAEL D. CRAIGHEAD
Michael D. Craighead
Chief Financial Officer

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